Exhibit (a)(5)(T)

From: Andrew Obenshain

To: All Birds

Subject: Reminder: Complete tender election form for shares held in a Shareworks account

Hi Birds,

As expected, this morning Carlyle and SK Capital extended the expiration date of the Tender Offer in connection with the acquisition agreement with bluebird to May 12. bluebird’s Board of Directors unanimously approved the agreement and continues to recommend that stockholders tender their shares into the Tender Offer.

Every member of the team who holds bluebird shares in a Shareworks account received a Docusign email in mid-April with instructions to tender. If you did not receive an email, or if you need support to complete the required form, please email tender@bluebirdbio.com. You do not need to take any action if you have already tendered your shares. While the TO expiration date is May 12, bluebird must provide all tender election forms to Shareworks in advance of the expiration date. Therefore, we are asking all birds who want to tender their shares held in Shareworks to complete and submit the tender election form by 5 p.m. on May 7 to ensure your shares are included.

Thanks for all you are doing!

Onward-

Andrew

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Parent and Merger Sub with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

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